Exhibit 8(b)

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                              von Briesen, Purtell & Roper, s.c.

411 Building Office
Suite 700
411 East Wisconsin Avenue
P.O. Box 3262
Milwaukee, Wisconsin 53201-3262

Telephone 414-276-1122
Facsimile 414-276-6281

August 28, 2000



Wisconsin Fuel and Light Company
211 Forest Street
P.O. Box 1627
Wausau, WI  54402-1627

Re: Agreement and Plan of Merger by and among WPS Resources Corporation, Wisconsin Public Service Corporation, WF&L Acquisition Corp. and Wisconsin Fuel and Light Company dated as of July 13, 2000 (the "Merger Agreement")

Ladies and Gentlemen:

You have requested our opinion as to the material federal income tax consequences of the proposed merger of Wisconsin Fuel and Light Company ("WF&L") with and into a wholly-owned subsidiary of WPS Resources Corporation ("WPS Resources") (the "Merger"), as more completely described below and in the Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus"). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. This opinion is being furnished in accordance with Section 8.2(e) of the Merger Agreement.

       A.     Statement of Facts.
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              WF&L is a Wisconsin corporation which is a regulated utility engaged in the distribution of natural gas to a diversified base of residential, commercial and industrial customers primarily in the communities of Wausau, Wisconsin and Manitowoc, Wisconsin. As of July 31, 2000, the authorized capital stock consisted of 2,000,000 shares of Common Stock, $10 par value per share, of which 1,019,620 shares are issued and outstanding, and 50,000 shares of Preferred Stock, $100 par value per share, of which 20,000 shares are issued and outstanding. The shares of Common Stock of WF&L trade infrequently in the over-the-counter market.

              WPS Resources is a Wisconsin corporation established as the holding company for Wisconsin Public Service Corporation ("WPSC") and certain non-utility subsidiaries. As of July 31, 2000, the authorized capital stock of WPS Resources consisted of 100,000,000 shares of Common Stock, $1.00 per value per share, of which 26,485,592 shares are issued and outstanding. Such shares are widely held and publicly traded.


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Wisconsin Fuel and Light Company
August 28, 2000
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                 WPSC is a Wisconsin corporation which serves electric retail customers and gas retail customers in Northeastern Wisconsin and Upper Michigan. Additionally, WPSC provides wholesale, full or partial requirements electric service, either directly or indirectly, to 12 municipal utilities, three Rural Electrification Administration financed electric cooperatives, and a privately held utility. As of July 31, 2000, the authorized capital stock of WPSC consisted of 32,000,000 shares of Common Stock, $4.00 par value per share, of which 23,896,962 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $100 par value per share, of which 511,882 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of WPSC are held by WPS Resources.

                 WF&L Acquisition Corp. ("WF&L Acquisition") is a special purpose wholly-owned subsidiary of WPS Resources organized to be the surviving corporation in the Merger if WPSC cannot itself be the surviving corporation. As of July 31, 2000, the authorized capital stock of WF&L Acquisition consisted of 9,000 shares of Common Stock, $1.00 par value, of which 1,000 shares are issued and outstanding.

                 The Merger Agreement provides for the merger of WF&L with and into a wholly-owned subsidiary of WPS Resources, either WPSC or WF&L Acquisition, in accordance with the laws of the State of Wisconsin, with WPSC or WF&L Acquisition being the surviving corporation. Pursuant to the Merger Agreement, each outstanding share of WF&L Common Stock will be converted into the right to receive 1.73 shares of WPS Resources Common Stock (this ratio is subject to adjustment based on the average stock price of WPS Resources Common Stock in a ten day trading period shortly before the closing of the Merger), with any fractional share of WPS Resources Common Stock resulting from such conversion being converted to cash. Each outstanding share of WF&L Acquisition Preferred Stock will be converted into the right to receive $103 in cash plus any accrued and unpaid dividends including a pro rata portion of the dividend accrued from the last dividend payment date to the date of the Merger.

       B.     Representations.
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              The description in the Proxy Statement/Prospectus with respect to
              WPS Resources, WPSC and WF&L Acquisition under the headings "Material Federal Income Tax Consequences" and our opinion as stated herein are based upon and subject to:

              1. The Merger being effected in the manner described in the Proxy Statement/Prospectus.


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Wisconsin Fuel and Light Company
August 28, 2000
Page 3

              2. The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

       C.     Opinions
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              Based upon and subject to the foregoing and subject to the conditions and limitations set forth below, it is our opinion that:

              1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. WPS Resources, either WPSC or WF&L Acquisition and WF&L will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

              2. No gain or loss will be recognized by WF&L pursuant to the Merger.

              3. Each holder of WF&L Common Stock who exchanges those shares solely for shares of WPS Resources Common Stock pursuant to the Merger (the "Exchanging WF&L Shareholders") will not recognize any gain or loss as a result of the Merger.

              4. The aggregate tax basis of the WPS Resources Common Stock received by each Exchanging WF&L Shareholder will be the same as the aggregate tax basis of the stock exchanged therefor.

              5. The holding period of the WPS Resources Common Stock received by each Exchanging WF&L Shareholder will include the period for which the stock exchanged therefor was held, provided such stock is held as a capital asset at the effective time of the Merger.

              6. The payment of cash to an Exchanging WF&L Shareholder in lieu of issuing fractional shares of WPS Resources Common Stock will be treated as if the fractional share was distributed pursuant to the Merger and then redeemed by WPS Resources. The cash payment will be treated as having been received in a distribution in full payment in exchange for the fractional share. The Exchanging WF&L Shareholder will recognize gain or loss equal to the difference between (i) the cash payment, and (ii) the portion of the Exchanging

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Wisconsin Fuel and Light Company
August 28, 2000
Page 4

                     WF&L Shareholder's basis in the WF&L Common Stock which is allocable to the fractional share. This gain or loss will be capital gain or loss, provided such stock is held as a capital asset at the effective time of the Merger.

              7. The payment of cash to a holder of WF&L Common Stock who asserts and perfects dissenters' rights under the Wisconsin Business Corporation Law will be treated as if such stock was redeemed by the surviving corporation in the Merger. The dissenting shareholder will recognize gain or loss equal to the difference between (i) the cash payment, and
                     (ii) the dissenting shareholder's basis in the WF&L Common Stock being surrendered. This gain or loss will be capital gain or loss provided such stock is held as a capital asset at the effective time of the Merger.

       D.     Limitations.
              -----------

              We express no opinion on the following matters:

              1. The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

              2. The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

              3. The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement.

Very truly yours,

/s/ von Briesen, Purtell & Roper,  s.c.

von BRIESEN, PURTELL & ROPER, s.c.